EXHIBIT 15.1

             AWARENESS LETTER UNAUDITED INTERIM FINANCIAL INFORMATION

Cross Timbers Oil Company
Fort Worth, Texas

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Cross Timbers Oil Company ("the Company") for the periods ended March 31, June 30 and September 30, 1998, as indicated in our reports dated April 30, July 22, and October 21, 1998, respectively. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Arthur Anderson LLP

ARTHUR ANDERSEN LLP

Fort Worth, Texas
December 31, 1998